Exhibit 10.1

September 29, 2005

Mr. William Caton
1125 Terrace Court
Lake Geneva, Wisconsin 53147

Dear Bill:

In connection with our letter to you of even date herewith outlining our offer of employment to you for the position of Executive Vice President and Vice President, Finance (the “Offer Letter”), this agreement details the provisions of your sign-on bonus, restricted stock grant and relocation bonus:

Sign-on Bonus: You will be entitled to receive a sign-on bonus of $600,000 in cash which will be paid at the date of hire. If you are still employed by the Company at February 1, 2006, you will be paid an additional $600,000 in cash at that date. If you are still employed by the Company at February 1, 2007, you will be paid an additional $647,500 in cash at that date; however, this amount will be reduced by the amount of any Annual Incentive award to you for Fiscal Year 2006, up to $397,500. In light of the restricted stock grant you will receive at the date of hire (see next paragraph), you will be expected to fulfill your entire stock ownership requirement by February 1, 2007 or the Fiscal Year 2006 Annual Incentive payout date, whichever is earlier. To the extent that you have not met the entire stock ownership requirement by that date, restricted stock will be substituted for your Fiscal Year 2006 Annual Incentive award, up to $397,500 in value.

Restricted Stock Grant: At the date of hire you will be granted $1,450,000 in restricted stock, valued at the average of the high and low prices of a share of Navistar common stock on the date of the grant. This restricted stock will vest over a three year period (one-third after one year, one-third after two years, and one-third after three years from the date of grant) and will be granted pursuant to the terms and conditions of Navistar’s 2004 Performance Incentive Plan.

Relocation Allowance: We understand and expect that you will relocate your principal residence to the Warrenville area but will retain your Lake Geneva home for weekend use. In light of this and in lieu of our normal relocation policy, we will pay you $60,000 at the time you close on the purchase of your principal residence in the Warrenville area.

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Exhibit 10.1 (continued)

This letter supplements the Offer Letter and if you have any questions regarding the subject matter hereof, please call Greg Elliott, Vice President, Corporate Human Resources and Administration, at (630) 753-2300.

Please acknowledge acceptance of our Offer Letter and this agreement by signing below, keeping a copy of the same for yourself, and returning the original to Mr. Elliott by September 30, 2005.

Sincerely,

/s/ Daniel C. Ustian

Daniel C. Ustian
Chairman, Chief Executive Officer, and President

Accepted:

/s/ William Caton______________
Candidate

Dated: __September 29, 2005____

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